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                                                                    EXHIBIT 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          AUGUST TECHNOLOGY CORPORATION


         The undersigned individual, being of full age, for the purpose of forming a corporation under and pursuant to Chapter 302A of the Minnesota Statutes, as amended, hereby adopts the following Articles of Incorporation:


                                ARTICLE 1 - NAME

         1.1) The name of the corporation shall be August Technology
Corporation.


                          ARTICLE 2 - REGISTERED OFFICE

         2.1) The registered office of the corporation is located at 4900 West 78th Street, Bloomington, Minnesota 55435.


                            ARTICLE 3 - CAPITAL STOCK

         3.1) AUTHORIZED SHARES; ESTABLISHMENT OF CLASSES AND SERIES. The aggregate number of shares the corporation has authority to issue shall be Forty Five Million (45,000,000) shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of Forty Two Million (42,000,000) common shares and Three Million (3,000,000) undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

         3.2) ISSUANCE OF SHARES. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

         3.3) ISSUANCE OF RIGHTS TO PURCHASE SHARES. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix

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the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

         3.4) ISSUANCE OF SHARES TO HOLDERS OF ANOTHER CLASS OR SERIES. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.


                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS

         4.1) NO PREEMPTIVE RIGHTS. No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

         4.2) NO CUMULATIVE VOTING RIGHTS. There shall be no cumulative voting by the shareholders of the corporation.


                              ARTICLE 5 - DIRECTORS

         5.1) WRITTEN ACTION BY DIRECTORS. Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

         5.2) REMOVAL. Directors may be removed only by the affirmative vote of the holders of seventy-five percent (75%) of all shares of stock of the corporation entitled to vote on all matters that may come before each meeting of shareholders or for cause by vote of a majority of the entire Board of Directors. No amendment to these Articles shall alter, change or repeal any of the provisions of this Section 5.2 unless the amendment effecting such alteration, change or repeal shall receive the affirmative vote of the holders of seventy-five percent (75%) of all shares of stock of the corporation entitled to vote on all matters that may come before each meeting of shareholders.


          ARTICLE 6 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

         6.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

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               ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION

         7.1) After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.


                  ARTICLE 8 - LIMITATION OF DIRECTOR LIABILITY

         8.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.


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